Investor Contact: Pamela Catlett (503) 671-4589	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2009 FOURTH QUARTER
AND FULL YEAR RESULTS

Select Results:
•	Fourth quarter revenue down 7 percent to $4.7 billion, flat with the prior year excluding currency changes
•	Fiscal 2009 revenue up 3 percent to $19.2 billion, up 4 percent excluding currency changes
•	Fourth quarter diluted EPS of $0.70; excluding non-comparable items, diluted EPS up 5 percent to $0.99
•	Fiscal 2009 diluted EPS of $3.03; excluding non-comparable items, diluted EPS up 10 percent to $3.81
•	Worldwide futures orders down 12 percent, down 5 percent excluding currency changes
•	Inventories down 3% versus prior year

BEAVERTON, Ore., June 24, 2009 – NIKE, Inc. (NYSE:NKE) today reported financial results for the 2009 fiscal fourth quarter and full year ended May 31, 2009. Fourth quarter revenues decreased 7 percent to $4.7 billion, compared to $5.1 billion for the same period last year. Excluding changes in currency exchange rates, net revenue was essentially flat with the same period last year. For the full year, revenues grew 3 percent to $19.2 billion, compared to $18.6 billion last year. Excluding currency changes, net revenue was up 4 percent for the year. Fourth quarter net income decreased 30 percent to $341.4 million and diluted earnings per share decreased 29 percent to $0.70. Fiscal 2009 net income decreased 21 percent to $1.5 billion and diluted earnings per share decreased 19 percent to $3.03.

Results Excluding Non-comparable Items

Current and prior year results include a number of non-comparable items. In the fourth quarter of 2009, NIKE, Inc. realized a $195.0 million pre-tax restructuring charge associated with its previously announced corporate restructuring and cost reduction realignment. On an after-tax basis, the restructuring charge totaled $144.5 million, which decreased fourth quarter diluted earnings per share by $0.29. In the third quarter of 2009, the Company incurred a $240.7 million after-tax impairment charge related to its Umbro subsidiary. Fiscal 2008 results included $35.4 million in after-tax gains related to the sale of Bauer Hockey and the Starter Business, and a $105.4 million one-time tax benefit.

Excluding current and prior year non-comparable items, fourth quarter net income increased 3 percent to $485.9 million, and diluted earnings per share increased 5 percent to $0.99. For the full-year, comparable net income increased 7 percent to $1.9 billion and diluted earnings per share increased 10 percent to $3.81.

“Fiscal 2009 was a year that challenged companies to leverage core strengths and adapt quickly to a changing landscape. Our strong results demonstrate that we are meeting these challenges and seizing the opportunity to optimize our position as the industry leader,” said Mark Parker, President and CEO of NIKE, Inc. “By focusing on what Nike does best – creating great product, telling great stories, and connecting with consumers – I believe that we will become a stronger, more profitable, and more valuable company for our shareholders. We’ve made some tough decisions over the past year, yet given our ability to increase our competitive separation through product innovation and brand relevance across our portfolio of businesses, I remain strongly optimistic about our long-term potential.”*

Futures Orders

The Company reported worldwide futures orders for Nike brand athletic footwear and apparel, scheduled for delivery from June 2009 through November 2009, totaling $7.8 billion, 12 percent lower than orders reported for the same period last year. Excluding currency changes, reported orders would have declined 5 percent.*

By region, futures orders for the U.S. were down 4 percent; EMEA (which includes Europe, the Middle East and Africa) declined 24 percent; Asia Pacific decreased 5 percent; and the Americas dropped 7 percent. Excluding currency changes, futures orders would have declined 11 percent in EMEA, decreased 3 percent in Asia Pacific and increased 15 percent in the Americas region.

Regional Highlights

U.S.
During the fourth quarter, U.S. revenues decreased 2 percent to $1.6 billion. Footwear increased 2 percent to $1.2 billion, apparel revenues decreased 15 percent to $379.8 million and equipment revenues were up 2 percent to $85.5 million. Apparel revenue was down significantly compared to the prior year due to challenging market conditions and a strategic decision to optimize the product assortment. U.S. pre-tax income declined 5 percent to $375.7 million.

For the full fiscal year, U.S. revenues were up 2 percent to $6.5 billion. Footwear revenues increased 5 percent to $4.6 billion, apparel revenues were down 5 percent to $1.7 billion and equipment revenues declined 4 percent to $327.7 million. U.S. pre-tax income decreased 5 percent to $1.3 billion for the fiscal year.

EMEA
Fourth quarter revenue for the EMEA region was down 19 percent to $1.2 billion. Excluding currency changes, revenue was down 3 percent. Footwear revenue decreased 13 percent to $772.2 million, apparel revenue was down 28 percent to $383.9 million and equipment revenue declined 25 percent to $85.3 million due to the negative impact of currency changes and tough prior year comparisons, which included product sales for the 2008 European Championships. Fourth quarter pre-tax income decreased 3 percent to $321.1 million.

Full fiscal year EMEA revenue was down 2 percent to $5.5 billion. Excluding currency changes, revenue for the period was flat to last year. Footwear revenue was up 1 percent to $3.1 billion, apparel revenue decreased 5 percent to $2.0 billion and equipment revenue was down 6 percent to $405.3 million. European fiscal year pre-tax income was up 3 percent to $1.3 billion.

Asia Pacific
Fourth quarter revenue for the Asia Pacific region was flat compared to last year at $833.1 million. Excluding currency changes, revenue grew 3 percent. Footwear revenue was flat with last year at $421.9 million, apparel revenue was up 1 percent to $342.7 million, and equipment revenue was down 1 percent to $68.5 million. Fourth quarter pre-tax income increased 41 percent to $238.2 million mainly driven by lower demand creation spending. Last year’s fourth quarter demand creation spending was higher in support of the Olympic Games in Beijing.

For the full fiscal year, Asia Pacific revenue increased 15 percent to $3.3 billion. Excluding currency changes, revenue grew 12 percent. Footwear revenue increased 15 percent to $1.7 billion, apparel revenue grew 16 percent to $1.3 billion and equipment revenue was up 10 percent to $272.6 million. For the fiscal year pre-tax income increased 23 percent to $853.4 million due to higher revenue, lower demand creation spending and better gross margin performance.

Americas
Fourth quarter revenue in the Americas region decreased 3 percent to $299.0 million. Excluding currency changes, revenue increased by 20 percent. Footwear revenue was up 4 percent to $210.9 million, apparel revenue dropped 16 percent to $65.9 million and equipment revenue declined 20 percent to $22.2 million. Fourth quarter pre-tax income was up 15 percent to $70.8 million.

Full fiscal year revenue for the Americas region grew 10 percent to $1.3 billion. Excluding currency changes, revenue grew 19 percent. Footwear revenue increased 13 percent to $892.1 million, apparel revenue was up 8 percent to $287.8 million and equipment revenue decreased 2 percent to $104.8 million. Pre-tax income increased 13 percent to $274.1 million for the fiscal year.

Other Businesses
For the fourth quarter, Other business revenue, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd. decreased 5 percent to $702.3 million and pre-tax income dropped 56 percent to $40.6 million. For the fiscal year, Other business revenue decreased 1 percent to $2.5 billion and had a pre-tax loss of $196.7 million versus pre-tax income of $364.9 million in fiscal 2008.

Due to changes in the Company’s affiliate brands portfolio and the inclusion of an impairment charge in fiscal 2009 related to Umbro, current year amounts are not directly comparable to the prior year. In fiscal 2008, following a strategic review of the Company’s affiliate brands portfolio, the Starter brand and Bauer Hockey were sold in the third and fourth quarter respectively, and Umbro was acquired in the fourth quarter.

For the continuing Other businesses (Cole Haan, Converse Inc., Hurley International LLC, and NIKE Golf) fourth quarter revenues declined 3 percent and pretax income declined 47 percent. For this same group, fiscal year revenue grew 5 percent while pretax income declined 28 percent. Pretax income for the fourth quarter and fiscal year were negatively impacted by lower profits at Cole Haan and NIKE Golf, reflecting difficult conditions in these market sectors.**

Income Statement Review

In the fourth quarter of fiscal 2009 gross margins were 43.4 percent compared to 45.8 percent for the same period last year. For the fiscal year, gross margins were 44.9 percent compared to 45.0 percent last year. Gross margins for the fourth quarter were lower than the prior year primarily due to higher product input costs and product markdowns taken to manage inventories.

For the fourth quarter of fiscal 2009 selling and administrative expenses were 29.6 percent of revenue compared to 33.1 percent for the same period last year reflecting the Company’s actions to proactively reduce expenses. For the fiscal year, selling and administrative expenses as a percent of revenue were 32.1 percent versus 32.0 percent last year due primarily to increased investment in retail stores.

The effective tax rate for the fourth quarter was 29.8 percent compared to 24.3 percent for the same period last year. The fourth quarter tax rate was higher than the prior year due to the impact of the restructuring charges and one time benefits in the same period last year. For the fiscal year, the effective tax rate was 24.0 percent compared to 24.8 percent last year. This year’s tax rate was lower than fiscal 2008 due to the impact of the impairment of Umbro’s goodwill, intangible and other assets; and a lower on-going tax rate on operations outside the United States.

Balance Sheet Review

At the end of the fiscal year, global inventories stood at $2.4 billion, down 3 percent from May 31, 2008. Cash and short-term investments at year-end were $3.5 billion, 24 percent higher than $2.8 billion last year.

Share Repurchase

The Company did not purchase any shares during the fourth quarter. Under the Company’s four-year, $3 billion share repurchase program, approved by the Board of Directors in June 2006, a total of 10.6 million shares for approximately $639.0 million was purchased during the first two quarters of fiscal 2009. Program to date, the Company has purchased a total of 49.2 million shares for approximately $2.7 billion.

Conference Call

Nike management will host a conference call beginning at approximately 2:00 p.m. PT on June 24, 2009, to review the results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, July 1, 2009.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

**The marked paragraph contains references to non-GAAP items. Presentation of comparable GAAP measures and quantitative reconciliations can be found on NIKE’s website, www.nikebiz.com.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MAY 31, 2009
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	05/31/2009	05/31/2008	% Chg	05/31/2009	05/31/2008	% Chg

Revenues	$4,713.0	$5,088.0	-7%	$19,176.1	$18,627.0	3%
Cost of sales	2,669.2	2,756.6	-3%	10,571.7	10,239.6	3%
Gross margin	2,043.8	2,331.4	-12%	8,604.4	8,387.4	3%
	43.4%	45.8%		44.9%	45.0%

Selling and administrative expense	1,394.3	1,686.3	-17%	6,149.6	5,953.7	3%
	29.6%	33.1%		32.1%	32.0%

Restructuring charges	195.0	-	-	195.0	-	-
Goodwill impairment	-	-	-	199.3	-	-
Intangible and other asset impairment	-	-	-	202.0	-	-
Interest expense (income), net	2.6	(10.7)	-124%	(9.5)	(77.1)	-88%
Other (income) expense, net	(34.4)	7.5	559%	(88.5)	7.9	1220%

Income before income taxes	486.3	648.3	-25%	1,956.5	2,502.9	-22%

Income taxes	144.9	157.8	-8%	469.8	619.5	-24%
	29.8%	24.3%		24.0%	24.8%

Net income	$341.4	$490.5	-30%	$1,486.7	$1,883.4	-21%

Diluted EPS	$0.70	$0.98	-29%	$3.03	$3.74	-19%

Basic EPS	$0.70	$1.00	-30%	$3.07	$3.80	-19%

Weighted Average Common Shares Outstanding:
Diluted	489.4	500.1		490.7	504.1
Basic	484.8	491.4		484.9	495.6
Dividends declared	$0.25	$0.23		$0.98	$0.875

NIKE, Inc.
BALANCE SHEET	05/31/2009	05/31/2008
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,291.1	$2,133.9
Short-term investments	1,164.0	642.2
Accounts receivable, net	2,883.9	2,795.3
Inventories	2,357.0	2,438.4
Deferred income taxes	272.4	227.2
Prepaid expenses and other current assets	765.6	602.3

Total current assets	9,734.0	8,839.3

Property, plant and equipment	4,255.7	4,103.0
Less accumulated depreciation	2,298.0	2,211.9
Property, plant and equipment, net	1,957.7	1,891.1

Identifiable intangible assets, net	467.4	743.1
Goodwill	193.5	448.8
Deferred income taxes and other assets	897.0	520.4

Total assets	$13,249.6	$12,442.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$32.0	$6.3
Notes payable	342.9	177.7
Accounts payable	1,031.9	1,287.6
Accrued liabilities	1,783.9	1,761.9
Income taxes payable	86.3	88.0

Total current liabilities	3,277.0	3,321.5

Long-term debt	437.2	441.1
Deferred income taxes and other liabilities	842.0	854.5
Redeemable preferred stock	0.3	0.3
Shareholders' equity	8,693.1	7,825.3

Total liabilities and shareholders' equity	$13,249.6	$12,442.7

NIKE, Inc.	QUARTER ENDED			YEAR TO DATE ENDED
DIVISIONAL REVENUES[1]	05/31/2009	05/31/2008	% Chg	05/31/2009	05/31/2008	% Chg
	(In millions)
U.S. Region
Footwear	$1,171.9	$1,143.6	2%	$4,550.8	$4,326.8	5%
Apparel	379.8	447.9	-15%	1,664.4	1,745.1	-5%
Equipment	85.5	83.9	2%	327.7	342.6	-4%
Total	1,637.2	1,675.4	-2%	6,542.9	6,414.5	2%

EMEA Region
Footwear	772.2	889.2	-13%	3,136.7	3,112.6	1%
Apparel	383.9	531.1	-28%	1,970.2	2,083.5	-5%
Equipment	85.3	113.6	-25%	405.3	433.1	-6%
Total	1,241.4	1,533.9	-19%	5,512.2	5,629.2	-2%

Asia Pacific Region
Footwear	421.9	422.0	0%	1,727.1	1,499.5	15%
Apparel	342.7	337.7	1%	1,322.3	1,140.0	16%
Equipment	68.5	69.3	-1%	272.6	248.1	10%
Total	833.1	829.0	0%	3,322.0	2,887.6	15%

Americas Region
Footwear	210.9	202.1	4%	892.1	792.7	13%
Apparel	65.9	78.9	-16%	287.8	265.4	8%
Equipment	22.2	27.6	-20%	104.8	106.6	-2%
Total	299.0	308.6	-3%	1,284.7	1,164.7	10%

	4,010.7	4,346.9	-8%	16,661.8	16,096.0	4%

Other	702.3	741.1	-5%	2,514.3	2,531.0	-1%

Total NIKE, Inc. revenues	$4,713.0	$5,088.0	-7%	$19,176.1	$18,627.0	3%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

NIKE, Inc.	QUARTER ENDED		%	YEAR TO DATE ENDED		%
PRE-TAX INCOME[1,2]	05/31/2009	05/31/2008	Chg	05/31/2009	05/31/2008	Chg
	(In millions)

U.S. Region	$375.7	$396.6	-5%	$1,337.9	$1,402.0	-5%
EMEA Region	321.1	332.4	-3%	1,316.9	1,281.9	3%
Asia Pacific Region	238.2	168.5	41%	853.4	694.2	23%
Americas Region	70.8	61.7	15%	274.1	242.3	13%
Other	40.6	92.8	-56%	(196.7)	364.9	-154%
Corporate[3]	(560.1)	(403.7)	-39%	(1,629.1)	(1,482.4)	-10%

Total pre-tax income[1]	$486.3	$648.3	-25%	$1,956.5	$2,502.9	-22%

1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 “Corporate” represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

NIKE, Inc.
NET INCOME AND DILUTED EPS	QUARTER ENDED			YEAR TO DATE ENDED
RECONCILIATION EXCLUDING NON COMPARABLE ITEMS[1]	05/31/2009	05/31/2008	% Chg	05/31/2009	05/31/2008	% Chg
	(In millions, except per share data)

Net income, as reported	$341.4	$490.5	-30%	$1,486.7	$1,883.4	-21%
Add/(Subtract):
Restructuring charges, net of tax[2]	144.5	-		144.5	-
Umbro impairment of goodwill, intangible and other assets, net of tax[3]	-	-		240.7	-
Gain recognized on sale of Bauer Hockey, net of tax	-	(17.7)		-	(17.7)
Gain recognized on sale of Starter Business, net of tax	-	-		-	(17.7)
One-time tax benefits[4]	-	-		-	(105.4)
Net income, excluding non comparable items	$485.9	$472.8	3%	$1,871.9	$1,742.6	7%

Diluted EPS, as reported	$0.70	$0.98	-29%	$3.03	$3.74	-19%
Add/(Subtract):
Restructuring charges, net of tax[2]	0.29	-		0.29	-
Umbro impairment of goodwill, intangible and other assets, net of tax[3]	-	-		0.49	-
Gain recognized on sale of Bauer Hockey, net of tax	-	(0.04)		-	(0.04)
Gain recognized on sale of Starter Business, net of tax	-	-		-	(0.04)
One-time tax benefits[4]	-	-		-	(0.21)
Diluted EPS, excluding non comparable items	$0.99	$0.94	5%	$3.81	$3.45	10%

Diluted weighted average common shares outstanding	489.4	500.1		490.7	504.1

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission. In addition, this schedule is provided to enhance the visibility of the underlying business trends excluding these non comparable items for the three and twelve-month periods ended May 31, 2009 and 2008.

2 In the fourth quarter of fiscal 2009, the Company took necessary steps to streamline its management structure and eliminate operational redundancies to enhance consumer focus, drive innovation more quickly to market, and establish a more scalable, long-term cost structure. As a result, the Company incurred a $195.0 million pre-tax restructuring charge primarily consisting of severance costs related to the workforce reduction.

3 The Company recorded a one-time non-cash impairment charge during the third quarter of fiscal 2009 to reduce the carrying value of Umbro’s goodwill, indefinite-lived trademark and other assets. The impairment charge is a result of both the deteriorating global consumer markets, particularly in the United Kingdom which is Umbro’s primary market, and management’s decision to adjust planned investment in the brand. In addition, the deterioration of the financial markets has reduced both the present value of future cash flows and the market value of comparable businesses.

4 The tax benefit realized during fiscal 2008 relates to steps taken to realize losses generated by several international entities for which we had not previously recognized the offsetting tax benefits because the realization of those benefits was uncertain. The necessary steps to realize those tax benefits were taken during the year ended May 31, 2008 resulting in a one-time reduction of the effective tax rate.